CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Sunstock, Inc.:

We consent to the inclusion in the foregoing Registration Statement on Form S-1/A Amendment No. 2 (Registration No. 333-198085) of our report dated June 23, 2014 relating to our audits of the balance sheets of Sunstock, Inc. (the “Company”) as of December 31, 2013 and 2012, and the related statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2013 and the periods from July 23, 2012 (Inception) to December 31, 2012 and 2013. Our report dated June 23, 2014, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Anton & Chia, LLP
Newport Beach, California

February 11, 2015